                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          Valero Energy Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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
--------------------------------------------------------------------------------

            THE PROMPT RETURN OF PROXY CARDS WILL SAVE THE EXPENSE OF
           FURTHER REQUESTS FOR PROXIES IN ORDER TO ASSURE A QUORUM.
--------------------------------------------------------------------------------



[VALERO ENERGY CORPORATION GRAPHIC]

VALERO
ENERGY CORPORATION




                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

   The Board of Directors has determined that the 1999 Annual Meeting of Stockholders of Valero Energy Corporation ("Valero") will be held on Thursday, April 29, 1999 at 10:00 a.m., Central Time, at Valero's corporate headquarters in San Antonio, Texas, One Valero Place, for the following purposes:

         (1) To elect three Class II directors as members of the Board of Directors to serve until the 2002 Annual Meeting, or until their successors are elected and have qualified;

         (2) To ratify the appointment of Arthur Andersen LLP as independent public accountants to examine Valero's accounts for the year 1999; and

         (3) To transact any other business properly brought before the meeting.


                                           By order of the Board of Directors,


                                           Jay D. Browning
                                           Corporate Secretary


San Antonio, Texas
March 25, 1999

[VALERO ENERGY CORPORATION GRAPHIC]


VALERO
ENERGY CORPORATION

                                 PROXY STATEMENT

                           ---------------------------


                         ANNUAL MEETING OF STOCKHOLDERS

                           ---------------------------


GENERAL INFORMATION

This Proxy Statement is being mailed to stockholders beginning on or about March 25, 1999 in connection with the solicitation of proxies by the Board of Directors of Valero Energy Corporation ("Valero" or the "Company") to be voted at the 1999 Annual Meeting of Stockholders of Valero (the "Annual Meeting") on April 29, 1999. The accompanying notice describes the time, place and purposes of the Annual Meeting. Holders of record of Valero's Common Stock, $0.01 par value ("Common Stock"), at the close of business on March 1, 1999 are entitled to vote on the matters presented at the Annual Meeting. On the record date, 56,090,860 shares of Common Stock were issued and outstanding, and entitled to one vote per share. Action may be taken at the Annual Meeting on April 29, 1999 or on any date or dates to which the meeting may be adjourned. A majority of such shares, present in person or represented by properly executed proxy, shall constitute a quorum. If instructions to the contrary are not given, shares will be voted as indicated on the proxy card. A stockholder may revoke a proxy at any time before it is voted by submitting a written revocation to Valero, returning a subsequently dated proxy to Valero or by voting in person at the Annual Meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion. However, the New York Stock Exchange (the "Exchange") precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a "broker non-vote" on such a proposal. A broker non-vote is treated as "present" for purposes of determining the existence of a quorum, has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of a particular proposal and has no effect when a majority of the shares present and entitled to vote or a majority of the votes cast is required for approval. Pursuant to the rules of the Exchange, brokers will have discretion to vote on the two items scheduled to be presented at the Annual Meeting.

Valero pays for the cost of soliciting proxies and the Annual Meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of the Company, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities. The Company has retained Kissel-Blake, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $11,000, plus reimbursement of certain out-of-pocket expenses.

PARTICIPANTS IN THE VALERO THRIFT PLAN PLEASE NOTE:

In the case of participants in the Valero Thrift Plan, the proxy card will represent (in addition to any shares held individually of record) the number of shares allocated to the participant's account under the plan. For those shares held under the plan, the proxy card will constitute an instruction to the Trustee under the plan as to how such shares are to be voted. Shares for which instructions are not received may be voted by the Trustee in accordance with the plan.

RESTRUCTURING

Valero was incorporated in Delaware in 1981 under the name Valero Refining and Marketing Company and became a publicly held corporation on July 31, 1997. Prior to July 31, 1997, Valero was a wholly owned subsidiary of Valero Energy Corporation ("Old Valero"). Old Valero was engaged in both the refining and marketing business and the natural gas related services business. On July 31, 1997, Old Valero spun off Valero to Old Valero's stockholders by distributing all of the Common Stock of Valero (the "Distribution"). Immediately after the Distribution, Old Valero, with its remaining natural gas related services business, merged (the "Merger") with a wholly owned subsidiary of PG&E Corporation. The Distribution and the Merger are collectively referred to as the "Restructuring." Upon completion of the Restructuring, Valero's name was changed from Valero Refining and Marketing Company to Valero Energy Corporation and its common stock was listed for trading on the New York Stock Exchange under the symbol "VLO."

INFORMATION REGARDING THE BOARD OF DIRECTORS

The business of Valero is managed by or under the direction of the Board of Directors (the "Board"). The Board conducts its business through meetings of the Board and its committees. During 1998, the Board held 9 meetings and the committees held 10 meetings in the aggregate. No member of the Board attended less than 75% of the meetings of the Board of Directors and committees of which he or she was a member.

Valero's Restated Certificate of Incorporation requires the Board to be divided into Class I, Class II and Class III directors, with each class serving a staggered three-year term. The size of the Board is currently set at eight members.

The Board has standing Audit, Compensation and Executive Committees. When deemed necessary or advisable, the Board will form from its members a Nominating Committee to consider and recommend candidates for election to the Board. The standing committees of the Board and the number of meetings held by each committee in 1998 are described below.

AUDIT COMMITTEE

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity and performance of the Company's internal and external accountants and auditors, the adequacy of its financial controls and the reliability of financial information reported to the public. The Audit Committee also monitors the Company's efforts to comply with environmental laws and regulations. Current members of the Audit Committee are James L. Johnson (Chairman), Ruben M. Escobedo and Susan Kaufman Purcell. The Audit Committee met four times in 1998.

COMPENSATION COMMITTEE

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. The Compensation Committee also approves and administers the Company's stock option, restricted stock, incentive bonus and other stock plans. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation." Current members of the Compensation Committee are Lowell H. Lebermann (Chairman), Robert G. Dettmer and

James L. Johnson, none of whom are current or former employees or officers of the Company. The Compensation Committee met four times in 1998.

There are no compensation committee interlocks. For the previous three fiscal years, except for compensation arrangements disclosed in this Proxy Statement, the Company has not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any committee member, nor is the Company aware of any means, directly or indirectly, by which a committee member could receive a material benefit from the Company.

EXECUTIVE COMMITTEE

The Executive Committee exercises the power and authority of the Board during intervals between meetings of the Board. Actions taken by the Executive Committee do not require Board ratification. Unless a separate Nominating Committee is created, the Executive Committee may also review possible director candidates for nomination as a director. Current members of the Executive Committee are Robert G. Dettmer (Chairman), Ronald K. Calgaard, William E. Greehey and Lowell H. Lebermann. The Executive Committee met one time in 1998.

NOMINATING COMMITTEE

At its October 22, 1998 meeting, the Board created a special Nominating Committee to review possible director candidates for the Annual Meeting. The Nominating Committee met on January 20, 1999. At that meeting, the Nominating Committee reviewed and recommended director candidates for election at the Annual Meeting, and also reviewed and recommended assignments for the Committees of the Board following the Annual Meeting. The full Board reviewed and approved the recommendations of the Nominating Committee on January 21, 1999. No other meetings of the Nominating Committee were held since the Company's 1998 Annual Meeting.

COMPENSATION OF DIRECTORS

Non-employee directors receive a retainer fee of $18,000 per year, plus $1,250 for each Board and committee meeting attended. Directors who serve as chairperson of a committee receive an additional $2,000 annually. Each director is also reimbursed for expenses of meeting attendance. Directors who are employees of the Company receive no compensation (other than reimbursement of expenses) for serving as directors.

Valero maintains the Restricted Stock Plan for Non-Employee Directors ("Director Stock Plan") and the Non-Employee Director Stock Option Plan ("Director Option Plan") to supplement the compensation paid to non-employee directors and increase their identification with the interests of Valero's stockholders through ownership of Common Stock. Under the Director Stock Plan, non-employee directors receive grants of Common Stock that vest (become nonforfeitable) in equal annual installments over a three-year period ("Director Stock"). Upon election to the Board, each non-employee director receives a grant consisting of Director Stock valued at $45,000. Annual installments usually vest on or about the date of the Annual Meeting. When all of the Director Stock previously granted to a director under the Director Stock Plan is fully vested and the director is continuing in office after such Director Stock is fully vested, another similar grant is made.

The Director Option Plan provides non-employee directors of Valero automatic annual grants of stock options for Valero's Common Stock. To the extent necessary, the plan is administered by the Compensation Committee of the Board. The plan provides that each new non-employee director elected to the Valero Board automatically receives an initial grant of 5,000 options. On the date of each subsequent annual meeting of stockholders of Valero, each non-employee director (who is not a new non-employee director) automatically receives a grant of 1,000 additional options. Stock options awarded under the Director Option Plan have an exercise price equal to the market price of the Common Stock on the date of grant. The initial grant of options to each non-employee director vests in three equal annual installments on each anniversary date of the grant. The subsequent annual grants of 1,000 options vest fully six months following the date of grant. All options expire ten years following the date of grant. Options vest and remain exercisable in accordance with their original terms in the case of a director retiring from the Board. Options previously granted by Old Valero pursuant to a corresponding plan were converted pursuant to the Distribution into options to acquire shares of Valero Common Stock.

In the event of a "Change of Control" as defined in the Director Stock Plan and Director Option Plan, all shares of Director Stock and options previously granted under the plans immediately become vested or exercisable. The Director Option Plan also contains anti-dilution provisions providing for an adjustment in the number of options granted to prevent dilution of benefits or potential benefits in the event any change in the capital structure of the Company affects the Common Stock.

Under the Retirement Plan for Non-Employee Directors ("Retirement Plan"), non-employee directors become entitled to a retirement benefit upon completion of five years of service. The annual benefit at retirement is equal to 10% of the highest annual cash retainer paid to the director during his or her service on the Board, multiplied by the number of full and partial years of service (not to exceed 10 years). Such benefit is then paid for up to 10 years or the director's lifetime, whichever is shorter. Service on the Board of Directors of Old Valero is counted for purposes of computing benefits under the Retirement Plan. The Retirement Plan provides no survivor benefits and is an unfunded plan paid from the general assets of the Company.

PROPOSAL NO. 1.  ELECTION OF DIRECTORS

The Company's Board is divided into three classes for purposes of election. Three Class II directors will be elected at the Annual Meeting to serve until the 2002 Annual Meeting of Stockholders or until replaced by their respective successors. Ronald K. Calgaard, William E. Greehey and Susan Kaufman Purcell have been nominated for election as Class II directors. The persons named in the enclosed proxy card intend to vote for the election of each of the three nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH SUCH NOMINEE.

Directors are elected by a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote. Votes "withheld" from a nominee will not count against the election of the nominee, and the three nominees for Class II director receiving the greatest number of votes, whether or not such votes represent a majority of the shares present and voting at the Annual Meeting, will be elected as Class II directors. If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that any current nominee will be unable to serve.

INFORMATION CONCERNING NOMINEES AND OTHER DIRECTORS

The following table sets forth information concerning each nominee for election as a director and the current directors whose terms expire in 2000 and 2001. The information provided regarding directors of Valero is based partly on data furnished by the directors and partly on the Company's records. There is no family relationship among any of the executive officers, directors or nominees for director of Valero.

------------------------------------------------------------------------------------------------------------------
                                                      EXECUTIVE
                                                        OFFICER          AGE AS OF      PRESENT           CURRENT
                             POSITION(S) HELD        OR DIRECTOR       DECEMBER 31,      TERM             DIRECTOR
         NAME                   WITH VALERO             SINCE(1)             1998       EXPIRES             CLASS
------------------------------------------------------------------------------------------------------------------
NOMINEES

Ronald K. Calgaard           Director                   1996               61             1999                II

William E. Greehey           Director, Chairman         1979               62             1999                II
                             of the Board, President
                             and Chief Executive
                             Officer

Susan Kaufman Purcell        Director                   1994               56             1999                II

OTHER CURRENT DIRECTORS

Edward C. Benninger          Director                   1979               56             2000                III

Robert G. Dettmer            Director                   1991               67             2000                III

James L. Johnson             Director                   1991               71             2000                III

Ruben M. Escobedo            Director                   1994               61             2001                I

Lowell H. Lebermann          Director                   1986               59             2001                I
------------------------------------------------------------------------------------------------------------------

(1) Dates reported include service with Old Valero prior to the Distribution. All directors were elected to the Board of Valero in 1997 in connection with the Distribution.

NOMINEES

DR. CALGAARD has served as President of Trinity University, San Antonio, Texas, since 1979. Dr. Calgaard currently serves as a director of Luby's Cafeteria, Inc., Plymouth Commercial Mortgage Fund and The Trust Company. He also served as a director of Valero Natural Gas Company from 1987 until 1994.

MR. GREEHEY is Chief Executive Officer and Chairman of the Board of Valero. He served as Chief Executive Officer and a director of Old Valero from 1979, and as Chairman of the Board of Old Valero from 1983. He retired from his position as Chief Executive Officer of Old Valero in June 1996 but, upon request of the Board of Directors, resumed this position in November 1996. Mr. Greehey also served as Chairman of the Board and Chief Executive Officer of Valero prior to the Distribution when Valero was a wholly owned subsidiary of Old Valero. Mr. Greehey is also a director of Santa Fe Energy Resources, Inc.

DR. PURCELL has served as Vice President of the Americas Society in New York, New York since 1989 and is also Vice President of the Council of the Americas. She is a consultant for several international and national firms and serves on the boards of The Argentina Fund and Scudder Global High Income Fund.

OTHER CURRENT DIRECTORS

MR. ESCOBEDO has been with his own public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc. and previously served as a director of Valero Natural Gas Company from 1989 to 1994.

MR. LEBERMANN has been President of Centex Beverage, Inc., a wholesale beverage distributor in Austin, Texas, since 1981. Mr. Lebermann is also a director of Station Casinos, Inc.

MR. BENNINGER retired as President of Valero on December 31, 1998. In addition to serving as President of Valero since 1997 and as President and Chief Financial Officer of Old Valero from 1996 until the Distribution, he served in various other capacities with Old Valero, and its subsidiaries since 1979, including Executive Vice President and Treasurer.

MR. DETTMER retired from PepsiCo, Inc. in 1996 after serving as Executive Vice President and Chief Financial Officer since 1986.

MR. JOHNSON served as Chairman and Chief Executive Officer of GTE Corporation from 1988 to 1992, and since 1992 has served as Chairman Emeritus. Mr. Johnson also serves as a director of CellStar Corporation, FINOVA Group, Inc., Harte-Hanks Communications, Inc., The MONY Group (formerly The Mutual Life Insurance Company of New York) and Walter Industries, Inc.

For detailed information regarding the nominees' holdings of Common Stock, compensation and other arrangements, see "Information Regarding the Board of Directors," "Beneficial Ownership of Valero Securities," "Executive Compensation," "Arrangements with Certain Officers and Directors" and "Transactions with Management and Others."

BENEFICIAL OWNERSHIP OF VALERO SECURITIES

The following table sets forth information as of December 31, 1998, with respect to each entity known to Valero to be the beneficial owner of more than 5% of its Common Stock, based solely upon a statement on Schedule 13G filed by such entity with the Securities and Exchange Commission ("SEC"):

------------------------------------------------------------------------------------------------------------------
                                                                                SHARES
                              NAME AND ADDRESS                               BENEFICIALLY            PERCENT
 TITLE OF CLASS              OF BENEFICIAL OWNER                                 OWNED               OF CLASS
------------------------------------------------------------------------------------------------------------------
Common Stock               Franklin Resources, Inc.(1)                         8,307,128               14.82%
                           777 Mariners Island Blvd.
                           San Mateo, CA 94404

Common Stock               Wellington Management Company, LLP(2)               6,138,700               10.95%
                           75 State Street
                           Boston, MA  02109

Common Stock               Capital Research and                                4,569,000                8.15%
                           Management Company(3)
                           333 South Hope Street
                           Los Angeles, CA 90071

Common Stock               MacKay-Shields Financial Corporation(4)             3,158,400                5.63%
                           9 West 57th Street
                           37th Floor
                           New York, NY 10019

Common Stock               J.P. Morgan & Co. Incorporated(5)                   2,967,882                 5.2%
                           60 Wall Street
                           New York, NY 10260
------------------------------------------------------------------------------------------------------------------

(1) Franklin Resources, Inc. has reported that it and certain of its shareholders and subsidiaries beneficially own 8,307,128 shares. One such subsidiary, Templeton Global Advisors Limited has also reported that it has sole voting power with respect to 7,978,170 shares and sole dispositive power with respect to 7,982,370 shares.

(2) Wellington Management Company, LLP ("Wellington") and Vanguard/Windsor Funds, Inc. ("Vanguard") have filed with the SEC separate Schedules 13G, reporting their beneficial ownership with respect to 6,138,700 shares. As disclosed in the Schedules 13G, Wellington has shared dispositive power with respect to 6,138,700 shares and shared voting power with respect to 525,400 shares, while Vanguard has shared dispositive power and sole voting power with respect to 5,113,300 shares.

(3) Capital Research and Management Company ("Capital") and American Variable Insurance Series Growth -Income Fund ("American") have jointly filed a
      Schedule 13G with the SEC, reporting their beneficial ownership with respect to 4,569,000 shares. As disclosed in the Schedule 13G, Capital has sole dispositive power with respect to 4,569,000 shares, while American has sole voting power with respect to 2,809,000.

(4) MacKay-Shields Financial Corporation has reported that it has shared dispositive power and shared voting power with respect to the 3,158,400 shares it beneficially owns.

(5) J.P. Morgan & Co. Incorporated has reported that it and certain of its subsidiaries have sole voting power with respect to 2,199,900 shares, shared voting power with respect to 600 shares, sole dispositive power with respect to 3,013,400 shares and shared dispositive power with respect to 600 shares.


Except as otherwise indicated, the following table sets forth information as of February 1, 1999 regarding Common Stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table and all current directors and executive officers of Valero as a group. The persons listed below have furnished this information to Valero and accordingly this information cannot be independently verified by Valero.

------------------------------------------------------------------------------------------------------------------
                                                          COMMON STOCK
                                                -----------------------------------
                                                                                                 PERCENT
                                                   SHARES            SHARES UNDER               OF CLASS
NAME OF                                         BENEFICIALLY          EXERCISABLE                (COMMON
BENEFICIAL OWNER (1)                            OWNED(2)(3)            OPTIONS(4)               STOCK)(2)
------------------------------------------------------------------------------------------------------------------
Edward C. Benninger                              127,321               333,808                      *
Ronald K. Calgaard                                 2,850                 7,468                      *
Robert G. Dettmer(5)                               9,433                10,456                      *
Ruben M. Escobedo(6)                               5,834                10,456                      *
John D. Gibbons                                   32,635                23,210                      *
William E. Greehey(7)                            485,050               983,523                   2.6%
John F. Hohnholt                                  18,121                47,631                      *
James L. Johnson                                  15,864                     0                      *
Gregory C. King                                   16,020                40,760                      *
Lowell H. Lebermann                                1,556                 1,494                      *
Susan Kaufman Purcell                              3,845                10,456                      *
All executive officers and
directors as a group, including
the persons named above
(13 persons)(8)                                  751,236             1,513,371                   3.9%
------------------------------------------------------------------------------------------------------------------

 * Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

(1) The business address for all beneficial owners listed above is One Valero Place, San Antonio, Texas 78212.

(2) No executive officer, director or nominee for director of Valero owns any class of equity securities of Valero other than Common Stock. The calculation for Percent of Class includes shares listed under the captions "Shares Beneficially Owned" and "Shares Under Exercisable Options."

(3) Includes shares allocated pursuant to the Valero Thrift Plan (the "Thrift Plan") through December 31, 1998, as well as shares of restricted stock granted under Valero's Executive Stock Incentive Plan ("ESIP") and the Director Stock Plan. Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to vote or direct the vote of all such shares beneficially owned by him or her. Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to dispose or direct the disposition of shares beneficially owned by him or her. Common Stock granted under the ESIP and the Director Stock Plan may not be disposed of until vested. Does not include shares that could be acquired under options, which information is set forth in the second column.

(4) Includes shares subject to options that are exercisable within 60 days from February 1, 1999. Such shares may not be voted unless the options are exercised. Options that may become exercisable within such 60 day period only in the event of a change of control of Valero are excluded. None of the current executive officers, directors or nominees for director of Valero hold any rights to acquire Common Stock within 60 days, except through exercise of stock options.

(5)    Includes 1,500 shares held by spouse.

(6)    Includes 673 shares held by spouse and 916 shares held in a trust.

(7) Includes 58,500 shares awarded under the ESIP as performance shares and 27,678 shares awarded under the ESIP as restricted stock which Mr. Greehey has elected to defer the issuance and delivery of until January of the year following his retirement.

(8) Certain officers of Valero not designated as executive officers by the Board do not perform the duties of executive officers and are not classified as "executive officers" for purposes of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires Valero's executive officers, directors and greater than 10% stockholders to file with the SEC certain reports of ownership and changes in ownership. Based on a review of the copies of such forms received and written representations from certain reporting persons, Valero believes that, during the year ended December 31, 1998, its executive officers, directors and greater than 10% stockholders were in compliance with applicable requirements of Section 16(a), with the following exceptions. Based on information provided to the Company, a report filed by Mr. Escobedo in 1997 inadvertently omitted 200 shares owned indirectly. In July 1998, Mr. Greehey failed to timely report an open market purchase of 20,000 shares of the Company's Common Stock. These omissions were corrected by amended filings with the SEC.


Notwithstanding anything to the contrary set forth in any of Valero's previous filings under the Securities Act of 1933, as amended, or in the Exchange Act that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Performance Graph and Report of the Compensation Committee of the Board of Directors on Executive Compensation shall not be incorporated by reference into any such filings. The following Performance Graph and Report of the Compensation Committee of the Board of Directors on Executive Compensation shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.

PERFORMANCE GRAPH

Set forth below is a line graph which compares the Cumulative Total Return (defined in the footnote below) on an investment in Old Valero common stock, $1.00 par value ("Old Valero Common Stock"), against the cumulative total return of the S&P 500 Composite Index, the peer group used by Valero in its 1998 Proxy Statement (the "Old Peer Group") and an index of three new peer companies (the "New Peer Group") selected by Valero for the period of five fiscal years commencing December 31, 1993 and ending December 31, 1998. In 1998, Valero changed its peer group to exclude Ashland Oil Company, which contributed its refining and marketing assets to a joint venture with Marathon Oil Company. The New Peer Group selected by Valero consists of three companies engaged in the domestic petroleum refining industry with business operations, risks and markets comparable to Valero's. The New Peer Group consists of Sun Company, Inc., Tosco Corporation and Ultramar Diamond Shamrock Corporation.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
               AMONG VALERO ENERGY CORPORATION, THE S&P 500 INDEX,
                     A NEW PEER GROUP AND AN OLD PEER GROUP


                                    [GRAPH]

                                                         12/1993   12/1994   12/1995  12/1996  12/1997   12/1998
                                                         -------   -------   -------  -------  -------   -------
Valero Common Stock....................................    100       82        122       146     240       168
New Peer Group.........................................    100      105        112       151     211       161
Old Peer Group.........................................    100      105        111       148     201       162
S&P 500................................................    100      101        139       171     229       294

The foregoing Performance Graph and related textual information are based on historical data and are not necessarily indicative of future performance.

---------------------

* Assumes an investment in Old Valero common stock (Valero's former parent) and each index was $100 on December 31, 1993. "Cumulative Total Return" is based on share price appreciation plus reinvestment of dividends on Old Valero common stock from December 31, 1993 through the date of the Restructuring (July 31, 1997) and on Valero Common Stock from the date of the Restructuring through December 31, 1998 (including reinvestment of the value of the PG&E Corporation shares received as a result of the Merger (see Restructuring on page 2)).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Company's executive compensation programs are administered by the Compensation Committee (the "Committee") of Valero's Board. The Committee is composed of three independent outside directors ineligible to participate in the Company's executive compensation programs. The Committee's policies are implemented by the Company's compensation and benefits staff under the direction of the Director, Human Resources. The Company's executive compensation programs are intended to provide strong incentives for high performance, enabling the Company to recruit, retain and motivate the executive talent necessary to be successful.

COMPENSATION POLICIES

The Company's philosophy for compensating executive officers is based on the belief that a significant portion of executive compensation should be incentive based and determined by both the Company's and the executive's performance. The executive compensation program includes base salary, an annual incentive bonus opportunity and long-term, stock-based incentives. The CEO and other executive officers also participate in benefit plans generally available to employees of the Company. The Committee believes that the market in which the Company competes for executive talent is broader than the market defined by the companies included in the Peer Group presented above in the Comparison of Five Year Cumulative Total Return. Accordingly, to assist with determining executive compensation levels, the Company utilizes a subgroup of companies from a nationally recognized compensation database compiled by Hewitt Associates, L.L.C. ("Hewitt"), an independent compensation consultant. This subgroup consists of 10 companies (the "Compensation Peer Group") with significant participation in the domestic oil refining and marketing industry, which includes certain of the Peer Group companies for which compensation data is available. Hewitt's Compensation Peer Group recommendation reflects consideration of each company's relative revenue, asset base, employee population and capitalization, along with the scope of managerial responsibility and reporting relationships. Base salary, bonuses and other compensation recommendations are developed by the Company's compensation and benefits staff, reviewed by Hewitt and submitted to the Committee for consideration. Other nationally recognized compensation surveys are utilized to validate the information provided by Hewitt. In establishing and implementing executive compensation arrangements, the Committee reviews and discusses the staff recommendations directly with representatives of Hewitt.

Annual incentive bonuses, when awarded, are related both to measures of Company financial performance and to individual performance. Long-term incentives, consisting of performance shares, restricted stock and stock option grants, as well as the noncash portion of annual incentive bonus awards, are intended to balance executive management focus between short and long-term goals and provide capital accumulation linked directly to the performance of Valero's Common Stock. Base salary levels are targeted at approximately the 50th percentile of the Compensation Peer Group, while annual and long-term incentive compensation, when awarded, are targeted at the 65th percentile. While no specific percentile target is set for overall compensation, the Committee intends that each executive's total compensation package favor longer-term and variable compensation over fixed compensation.

BASE SALARIES

Base salaries for each executive position are set based upon the Compensation Peer Group data for positions having similar duties and levels of responsibility. Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of the Company. Salaries are also periodically adjusted to remain competitive with the Compensation Peer Group. Base salaries for the named executive officers (other than Mr. Greehey and Mr. Benninger) were increased in mid-1998 by an average of approximately 21%, principally as part of the Company's effort to bring their base salary levels more closely in line with those of similarly situated executives in the Compensation Peer Group.

ANNUAL INCENTIVE BONUS

Executive officers have the opportunity to earn an annual incentive bonus based on the following three factors:

         o the position of the executive officer, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus, with the targets ranging from a low of approximately 40% of base salary to approximately 65% of base salary (for the CEO);

         o realization by the Company of quantitative financial performance goals approved by the Committee; and

         o        a qualitative evaluation of the individual's performance.

For each executive, the target percentage of base salary is adjusted upward or downward based upon Company achievement of certain financial performance goals. The Committee retains discretion to further adjust individual bonus targets upward or downward by not more than 25%, based upon such factors as it deems to be appropriate, and ultimately to determine whether to award a bonus to any individual. In establishing incentive bonuses for 1998, the Company utilized the following quantitative measures of Company financial performance:

         o return on equity ("ROE") compared with the average ROE for a group of six companies in the domestic oil refining and marketing business (the "Target Group") for the 12-month period ended September 30, 1998 (the "Target Period");

         o return on investment ("ROI") for the Target Period compared with that of the Target Group;

         o earnings per share of Common Stock in 1998 (based on estimates available at the time of computation) compared with 1997; and

         o the daily average closing price of a share of Common Stock during November 1998 compared with the daily average closing price during the corresponding period in the prior year.

For the ROE and ROI financial performance measures, the target percentage of base salary is subject to adjustment, upward or downward, depending upon whether the Company's ROE and ROI exceeds, or falls short of, the average ROE and ROI for the Target Group. For the earnings per share and stock price performance measures, the target percentage of base salary is subject to adjustment if the Company's performance exceeds or falls short of the prior year's measures. The four performance factors are given approximately equal weight in determining potential adjustments to the target percentages of base salary for 1998. ROE and ROI are measured against the Target Group, rather than the Compensation Peer Group, because (i) certain entities for which compensation survey information is either not available or not comparable are nonetheless included in the Target Group because their operations are most comparable to Valero's; and (ii) certain entities with whom Valero competes for executive talent, and who are therefore included in the Compensation Peer Group, have operations sufficiently different in size or scope from Valero's such that financial comparisons are less meaningful.

For 1998, the Company's performance was above the Target Group average for ROE, slightly below the Target Group average for ROI, and significantly below the 1997 earnings per share and stock price performance. Based on these financial results, the Committee (and, in the case of the CEO and the President, the Board) determined to adjust the bonus target amounts downward. The named executives received cash bonus awards at an average of approximately 40% of the original target bonus amounts. In addition, to further emphasize the Company's goal of increasing stock ownership as a component of both short and long-term compensation, and to enhance the Company's ability to retain key executives, the named executives, with the exception of Mr. Benninger who retired on December 31, 19998, received restricted Common Stock ("Restricted Stock") bonus awards equal in value to 50% of their cash bonus award, with the entire award of Restricted Stock vesting (becoming non-forfeitable) on the second anniversary of the date of grant.

LONG-TERM INCENTIVE AWARDS

To provide stock-based longer-term compensation for executives, the Company maintains the Executive Stock Incentive Plan ("ESIP"). The plan authorizes awards of performance shares ("Performance Shares") which vest (become nonforfeitable) upon the achievement of an objective performance goal, as well as grants of Restricted Stock which vest over a period determined by the Committee. For each eligible executive, a targeted number of Performance Shares is set with an aggregate hypothetical market value at the date of grant targeted at the 65th percentile of the Compensation Peer Group. Such targeted award can then be adjusted based upon an individual subjective performance evaluation, which (for executives other than the CEO) is based upon the recommendation of the CEO, and such other factors as the Committee deems appropriate. As with the annual incentive bonus, discretion is retained by the Committee ultimately to determine whether an award should be made. The total number of shares awarded is a function of the Common Stock price at the time of grant and the number of shares required to achieve a percentage of compensation target. The Committee anticipates awards of Performance Shares will generally be made annually.

Performance Shares are earned only upon the achievement of an objective performance measure. Total shareholder return ("TSR") is the performance measure utilized for determining what portion of Performance Share awards may vest. Each award is subject to vesting in three increments, based upon the Company's TSR during rolling three-year periods that end on December 31 of each year following the date of grant. At the end of each performance period, the Company's TSR is compared to the Target Group (excluding one company for 1998 for which information required to calculate TSR was not available) and ranked by quartile. Participants then earn 0%, 50%, 100% or 150% of the initial grant amount depending upon whether the Company's TSR is in the last, 3rd, 2nd or 1st quartile; 200% would be earned if the Company ranks highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for such subsequent period. For the performance period ended December 31, 1998, the Company's performance ranked in the first quartile, resulting in a vesting of 150% of the initial grant amounts for such period. The Committee believes this type of incentive award strengthens the tie between the named executive's pay and the Company's financial performance. Because Performance Share awards are intended to provide an incentive for future performance, determination of individual awards are not based upon past Company performance. Additionally, in determining an individual award, the Committee does not consider Performance Shares or Restricted Stock previously awarded or currently held, because such considerations are not reflected in the compensation survey information upon which awards are based, and because the Company does not wish to encourage executives to sell stock in order to qualify for additional awards.

STOCK OPTIONS

Under the ESIP, the Committee may grant stock options to executive officers. Procedures for determining the number of options to be granted are in all material respects the same as for Performance Share awards. The option awards made by the Committee in 1998 vest over a period of three years in equal installments and expire ten years from the date of grant. The Committee expects generally to continue this practice. The award and vesting of stock options are not contingent on achievement of any specified performance targets, but the options will provide a benefit to the executive only to the extent that there is appreciation in the market price of the Common Stock during the option period.

DETERMINATION OF THE CEO'S COMPENSATION

The CEO's compensation is recommended by the Committee and established by the Board of Directors.

In 1997, the Committee approved a new employment agreement between the Company and Mr. Greehey as CEO. Under that agreement, Mr. Greehey's base salary was set at $900,000 based on the Committee's evaluation of the most recently available Compensation Peer Group data. In determining the CEO's annual incentive bonus for 1998, the Committee considered the four financial performance measures discussed above and his individual performance. Based upon these factors, the Committee recommended, and on January 21, 1999 the Board of Directors approved, a cash bonus award equal to 40% of his original target bonus amount, or $234,000, and a Restricted Stock bonus award equal in value to 50% of the cash bonus award, or $117,000, with the entire award of Restricted Stock vesting on the second anniversary of the date of grant.

TAX POLICY

Under Section 162(m) of the Internal Revenue Code (the "Code"), with certain exceptions, publicly held corporations, including the Company, may take a tax deduction for compensation in excess of $1 million paid to the CEO or the other four most highly compensated executive officers named in the Summary Compensation Table only if such compensation is "performance based" as defined by the Code. Section 162(m) will not apply to limit the deductibility of performance-based compensation exceeding $1 million if such compensation is paid
(i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Committee, and
(iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation. The Company believes that options granted under its stock option plans (including stock option awards under the ESIP) qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). However, the ESIP does not require satisfaction of quantifiable performance goals for awards of Restricted Stock, and the performance goals adopted for the Performance Shares described above have not been specifically approved by the stockholders. Accordingly, Restricted Stock and Performance Share grants which have been made under the ESIP are ineligible for the performance-based compensation exception of Section 162(m), notwithstanding that no Performance Shares are issued by the Committee unless the established performance criteria established by the Committee has been met. The Committee considers deductibility under Section 162(m) with respect to compensation arrangements with executive officers. However, the Committee and the Board believe that it is in the best interest of the Company that the Committee retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the Committee (which may include performance goals defined in the Code) and other corporate goals the Committee deems important to the Company's success, such as encouraging employee retention, rewarding achievement of nonquantifiable goals and achieving progress with specific projects.

MEMBERS OF THE COMPENSATION COMMITTEE:

Lowell H. Lebermann, Chairman
Robert G. Dettmer
James L. Johnson

EXECUTIVE COMPENSATION

The following table provides a summary of compensation paid for the last three-years to Valero's CEO, and to its four other most highly compensated executive officers. The table shows amounts earned by such persons for services rendered to the Company in all capacities in which they served, including compensation paid or accrued by Old Valero or by subsidiaries of Old Valero (including Valero and subsidiaries of Valero) prior to the effective date of the Restructuring (see page 2 of this Proxy Statement for a discussion of the Restructuring). Benefits under health care, disability, term life insurance, vacation and other plans available to employees generally are not included in the table.

                     SUMMARY COMPENSATION TABLE (1996-1998)

------------------------------------------------------------------------------------------------------------------
                                                          LONG-TERM COMPENSATION
                                                          ----------------------
                                  ANNUAL COMPENSATION     RESTRICTED  SECURITIES
                                  -------------------      STOCK      UNDERLYING                      ALL OTHER
    NAME AND                                 BONUS         AWARDS       OPTIONS            LTIP      COMPENSATION
   POSITION(S)           YEAR    SALARY($)   ($)(1)        ($)(2)       (#)(3)         PAYOUTS($)(4)    ($)(5)
------------------------------------------------------------------------------------------------------------------
William E. Greehey       1998   $900,000  $  234,000    $  117,000      400,000        $ 683,394      $  78,956
Director, Chairman       1997    900,000   1,085,000       675,000      493,000          718,750         93,996
of the Board and         1996    497,337     670,739     1,545,362        5,000          325,000        928,949
Chief Executive
Officer

Edward C. Benninger(6)   1998   $400,008  $  150,000    $        0            0        $ 246,901      $  93,442
Director and             1997    400,008     470,000       337,500      185,000          260,188         49,298
President                1996    357,180     335,370       497,500       25,000           93,698         28,541

John D. Gibbons(7)       1998   $240,000  $   40,000    $  125,750       27,500        $  28,875      $  18,935
Chief Financial Officer  1997    181,887     340,006        81,000       19,125                0         13,450
and Vice President,
Finance

Gregory C. King(7)       1998   $226,002  $   38,000    $   19,019       27,500        $  51,975      $  16,134
Vice President and       1997    191,095     356,500        84,375       26,250           37,500          8,755
General Counsel

John F. Hohnholt(8)      1998   $212,502  $   40,000    $   65,000       27,500        $  28,875      $  14,243
Vice President
------------------------------------------------------------------------------------------------------------------------

(1) For 1996, executives received bonuses payable 25% in cash and 75% in Common Stock. For 1997, bonus amounts include the cash portion of the regular annual bonus under the Executive Incentive Bonus Plan, as well as a special cash bonus paid upon completion of the Restructuring. In 1997, executives were provided the opportunity to receive their annual incentive bonuses 80% in cash and 20% in Common Stock or 50% in Restricted Stock vesting 50% annually over a two-year period and 50% in cash. Executives choosing the 50/50 option received additional Restricted Stock equal in value to 17.5% of their total incentive award. Each of the executives listed selected the 50/50 option. For 1998, executives received a cash bonus and a bonus payable in Restricted Stock equal to 50% of the cash award. For further information, see "Report of the Compensation Committee of the Board of Directors on Executive Compensation" above.

(2) On January 21, 1999, each named executive received a grant of Restricted Stock as a part of his annual incentive bonus for 1998, vesting on the second anniversary of the grant date. The value of such stock is included in the Summary Compensation Table. Dividends are paid on the Restricted Stock at the same rate as on Valero's unrestricted Common Stock. Amounts for Mr. Gibbons include 3,000 shares of Restricted Stock which vest in one-third increments beginning on the first anniversary of the grant date. Amounts for Mr. Hohnholt include 1,312 shares of Restricted Stock which vest on the second anniversary of the grant date. Amounts reported may include awards the executive has elected to defer. The aggregate number of shares of Restricted Stock held at December 31, 1998, and the market value of such shares on that date (calculated according to SEC regulation without regard to restrictions on such shares) were: Mr. Greehey, 21,600 shares, $459,000; Mr. Benninger, 10,800 shares, $229,500; Mr. Gibbons, 5,592 shares, $118,830; Mr. King, 2,700 shares, $57,375; and Mr. Hohnholt, 5,512 shares, $117,130.

(3) The number of options granted in 1996 and 1997 consists of options granted by Old Valero. Such options were subsequently converted at the time of the Restructuring into options to purchase shares of Valero's Common Stock.

(4) LTIP payouts are the number of performance share awards vested during the year multiplied by the market price per share of Valero Common Stock on the vesting date. Amounts reported may include awards the executive has elected to defer. For further information, see the notes following the table entitled "Long Term Incentive Plans-Awards in Last Fiscal Year."

(5) Amounts include Company contributions pursuant to the Thrift Plan and Valero's Excess Thrift Plan, unused portions of amounts provided by the Company under the Company's Flexible Benefits Plan and that portion of interest accrued under the Executive Deferred Compensation Plan which is deemed to be at "above-market" rates under applicable SEC rules. Messrs. Greehey,

     Benninger, Gibbons, King and Hohnholt, were allocated $54,931, $27,041, $14,724, $13,597 and $12,766, respectively, as a result of Company contributions to the Thrift Plan and Valero's Excess Thrift Plan for 1998, $6,535, $3,523, $3,420, $1,746 and $1,261, respectively, as a result of reimbursement of certain membership dues and $4,507, $14,107, $0, $0 and $64, respectively, as a result of "above-market" allocations to the Executive Deferred Compensation Plan for 1998. Messrs. King and Gibbons do not participate in the Executive Deferred Compensation Plan. Amounts for Mr. Greehey also include executive insurance policy premiums with respect to cash value life insurance (not split-dollar life insurance) in the amount of $7,583 for 1996, $12,212 for 1997 and $12,212 for 1998. Amounts
     for Mr. Benninger also include $48,000 for reimbursement of certain federal income taxes in connection with his retirement.

(6)  Mr. Benninger retired as President of the Company on December 31, 1998.

(7) Messrs. Gibbons and King were not executive officers of Valero or Old Valero for any part of 1996. Bonus amounts for 1997 include $80,000 and $84,000, respectively, of previously unreported bonus compensation earned in 1997 but deferred until 1998.

(8) Mr. Hohnholt was not an executive officer of Valero or Old Valero for any part of 1996 or 1997.

STOCK OPTION GRANTS AND RELATED INFORMATION

The following table provides further information regarding the grants of stock options to the named executive officers reflected in the Summary Compensation Table.

                    OPTION GRANTS IN THE LAST FISCAL YEAR (1)

-------------------------------------------------------------------------------------------------------------------
                        NUMBER OF       PERCENT OF
                       SECURITIES      TOTAL OPTIONS                    MARKET
                       UNDERLYING         GRANTED                      PRICE AT                      GRANT DATE
                         OPTIONS       TO EMPLOYEES    EXERCISE PRICE GRANT DATE    EXPIRATION      PRESENT VALUE
     NAME              GRANTED (#)    IN FISCAL YEAR    ($/SH) (1)      ($/SH)         DATE            ($) (2)
-------------------------------------------------------------------------------------------------------------------
William E. Greehey      400,000             20%         $20.6563      $20.6563       08/27/08      $1,840,800


Edward C. Benninger           0


John D. Gibbons          12,500              1%         $31.2500      $31.2500       01/28/08      $  102,100
                         15,000                         $20.6563      $20.6563       08/27/08      $   69,030


Gregory C. King          12,500              1%         $31.2500      $31.2500       01/28/08      $  102,100
                         15,000                         $20.6563      $20.6563       08/27/08      $   69,030


John F. Hohnholt         12,500              1%         $31.2500      $31.2500       01/28/08      $  102,100
                         15,000                         $20.6563      $20.6563       08/27/08      $   69,030
-------------------------------------------------------------------------------------------------------------------

(1) All options reported vest in equal increments over a three-year period from the date of grant. In the event of a change of control of Valero, such options would become immediately exercisable pursuant to provisions of the plan under which such options were granted or of an executive severance agreement. Under the terms of the plan, the exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(2) A variation of the Black-Scholes option pricing model was used to determine grant date present value. This model is designed to value publicly traded options. Options issued under the Company's option plans are not freely traded, and the exercise of such options is subject to substantial restrictions. Moreover, the Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The estimated grant date present values presented in this table were calculated using an expected average option term of 3.32 years, risk-free rates of return of 5.50% (for the January 28, 1998 grants) and 5.04% (for the August 27, 1998 grants), average volatility rates for the 3.32 years preceding such grants of 29.10% (for the January 28, 1998 grants) and 28.12% (for the August 27, 1998 grants), and dividend yields of 1.01% (for the January 28, 1998 grants) and 1.58% (for the August 27, 1998 grants), which are the annualized quarterly dividend rates in effect at the date of grant, expressed as a percentage of the market value of the Common Stock at the date of grant. The actual value of stock options could be zero; realization of any positive value depends upon the actual future performance of the Common Stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved.

            LONG TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR(1)

-------------------------------------------------------------------------------------------------------------
                                                                           ESTIMATED FUTURE PAYOUTS
                                                     PERFORMANCE        UNDER NON-STOCK PRICE-BASED PLANS
                                    NUMBER OF      OR OTHER PERIOD   ----------------------------------------
                                  SHARES, UNITS   UNTIL MATURATION   THRESHOLD       TARGET          MAXIMUM
NAME                             OR OTHER RIGHTS      OR PAYOUT     (# SHARES)     (# SHARES)      (# SHARES)
-------------------------------------------------------------------------------------------------------------
William E. Greehey                   8,334            12/31/98           0           8,334          16,668
                                     8,333            12/31/99           0           8,333          16,666
                                     8,333            12/31/00           0           8,333          16,666

Edward C. Benninger                  3,000            12/31/98           0           3,000           6,000
                                     3,000            12/31/99           0           3,000           6,000
                                     3,000            12/31/00           0           3,000           6,000

John D. Gibbons                      1,000            12/31/98           0           1,000           2,000
                                     1,000            12/31/99           0           1,000           2,000
                                     1,000            12/31/00           0           1,000           2,000

Gregory C. King                      1,000            12/31/98           0           1,000           2,000
                                     1,000            12/31/99           0           1,000           2,000
                                     1,000            12/31/00           0           1,000           2,000

John F. Hohnholt                     1,000            12/31/98           0           1,000           2,000
                                     1,000            12/31/99           0           1,000           2,000
                                     1,000            12/31/00           0           1,000           2,000
-------------------------------------------------------------------------------------------------------------

(1) Long-term incentive awards are grants of performance shares ("Performance Shares") made under the Executive Stock Incentive Plan. Total shareholder return ("TSR") during a specified "performance period" was established as the performance measure for determining what portion of the 1998 Performance Share awards may vest. For purposes of the Performance Share awards, TSR is measured by dividing the sum of (a) the net change in the price of a share of Valero's Common Stock between the beginning of the performance period and the end of the performance period, and (b) the total dividends paid on the Common Stock during the performance period, by (c) the price of a share of Valero's Common Stock at the beginning of the performance period. Each 1998 Performance Share award is subject to vesting in three equal increments, based upon the Company's TSR during three overlapping periods, with all such periods beginning on the date of the Distribution and ending on December 31, 1998, 1999 and 2000, respectively. At the end of each performance period, the Company's TSR is compared to the TSR for a target group of comparable companies. Valero and the companies in the target group are then ranked by quartile. At the end of each performance period, participants earn 0%, 50%, 100% or 150% of the initial grant amount for such period depending upon whether the Company's TSR is in the last, 3rd, 2nd or 1st quartile of the target group; 200% will be earned if the Company ranks highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for such subsequent period.

The following table provides information regarding securities underlying options exercisable at December 31, 1998, and options exercised during 1998, for the executive officers named in the Summary Compensation Table:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

-----------------------------------------------------------------------------------------------------------------
                                                                                       VALUE OF UNEXERCISED
                                                      NUMBER OF SECURITIES                 IN-THE-MONEY
                           SHARES                    UNDERLYING UNEXERCISED                OPTIONS AT
                          ACQUIRED       VALUE       OPTIONS AT FY-END(#)                  FY-END ($)(1)
                         ON EXERCISE   REALIZED    --------------------------        --------------------------
       NAME                  (#)          ($)      EXERCISABLE  UNEXERCISABLE        EXERCISABLE  UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------
William E. Greehey        -             -           882,460        818,689           $4,273,449     $236,000

Edward C. Benninger       -             -           176,986        156,822              131,366            0

John D. Gibbons           -             -             9,522         46,542                    0        8,850

Gregory C. King           -             -            23,524         53,637               29,274        8,850

John F. Hohnholt          -             -            35,996         42,436              183,762        8,850
-----------------------------------------------------------------------------------------------------------------

(1) Represents the dollar value obtained by multiplying the number of unexercised options by the difference between the stated exercise price per share of the options and the average market price per share of Valero's Common Stock on December 31, 1998.

RETIREMENT BENEFITS

The following table shows the estimated annual gross benefits payable under Valero's Pension Plan ("Pension Plan"), Excess Pension Plan and Supplemental Executive Retirement Plan ("SERP") upon retirement at age 65, based upon the assumed compensation levels and years of service indicated and assuming an election to have payments continue for the life of the participant only.

                   ESTIMATED ANNUAL PENSION BENEFITS AT AGE 65

--------------------------------------------------------------------------------------------------------------
                                                              YEARS OF SERVICE
  COVERED                  ------------------------------------------------------------------------------------
COMPENSATION                   15                  20                25               30                35
--------------------------------------------------------------------------------------------------------------
 $  200,000                $  55,000          $  73,000         $  91,000         $109,000          $128,000
    250,000                   69,000             92,000           116,000          139,000           162,000
    300,000                   84,000            112,000           140,000          168,000           196,000
    400,000                  113,000            151,000           189,000          226,000           264,000
    500,000                  142,000            190,000           237,000          285,000           332,000
    600,000                  172,000            229,000           288,000          343,000           401,000
    700,000                  201,000            268,000           335,000          402,000           469,000
    800,000                  230,000            307,000           384,000          460,000           537,000
    900,000                  259,000            346,000           432,000          519,000           605,000
  1,000,000                  289,000            385,000           481,000          577,000           674,000
  1,100,000                  318,000            424,000           530,000          636,000           742,000
  1,200,000                  347,000            463,000           579,000          694,000           810,000
  1,300,000                  376,000            502,000           627,000          753,000           878,000
  1,400,000                  406,000            541,000           676,000          811,000           947,000
--------------------------------------------------------------------------------------------------------------

Valero maintains a noncontributory defined benefit Pension Plan in which virtually all employees are eligible to participate and under which contributions for individual participants are not determinable. Valero also maintains a noncontributory, non-qualified Excess Pension Plan and a non-qualified SERP, which provide supplemental pension benefits to certain highly compensated employees. The Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6%
of the participant's average monthly compensation (based upon the participant's base earnings during the 60 consecutive months of the participant's credited service, including service with Old Valero, affording the highest such average) times the participant's years of credited service, plus .35% times the product of the participant's years of credited service (maximum 35 years) multiplied by the excess of the participant's average monthly compensation over the lesser of
1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires.

Compensation for purposes of the Pension Plan and Excess Pension Plan includes only salary as reported in the Summary Compensation Table and excludes bonuses. For purposes of the SERP, the participant's most highly compensated consecutive 36 months of service during the participant's last 10 years of employment (rather than 60 months), including employment with Old Valero and its subsidiaries, are considered, and bonuses are included. Accordingly, the amounts reported in the Summary Compensation Table under the headings "Salary" and "Bonus" constitute covered compensation for purposes of the SERP. Pension benefits are not subject to any deduction for social security or other offset amounts.

Credited years of service for the period ended December 31, 1998 for the executive officers named in the Summary Compensation Table are as follows: Mr. Greehey -- 35 years; Mr. Benninger -- 24 years; Mr. Gibbons -- 18 years; Mr. King -- 5 years; and Mr. Hohnholt - 17 years.

ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

Old Valero entered into agreements (the "Severance Agreements") with Messrs. Greehey and Benninger, which provide certain payments and other benefits in the event of their termination of employment under certain circumstances. Mr. Benninger's Severance Agreement was terminated in connection with his retirement from employment with the Company on December 31, 1998. Mr. Greehey's Severance Agreement provides that if he leaves the Company for any reason (other than death, disability or normal retirement) within two years after a "change of control," he will receive a lump-sum cash payment equal to three times his highest compensation during any consecutive 12-month period in the prior three years. He will also be entitled to accelerated vesting of all previously granted stock options, SARs and restricted stock. The agreement also provides for special retirement benefits if he would have qualified for benefits under the Pension Plan had he remained with the Company for the three-year period following such termination, continuance of life and health insurance coverages, relocation assistance and other fringe benefits for such three-year period. In connection with the Merger, Mr. Greehey executed a waiver providing that the consummation of the transactions contemplated by the Merger would not constitute a "change of control" for purposes of his Severance Agreement, and Valero assumed the obligations of Old Valero under the Severance Agreement after the Merger.

In connection with Mr. Benninger's retirement as President of the Company on December 31, 1998, the Company entered into a retirement agreement (the "Agreement") and a consulting agreement (the "Consulting Agreement") with Mr. Benninger. The Agreement terminated the Company's obligations under his existing employment agreement with the Company and provided for the immediate vesting of previously granted stock options, restricted stock and performance shares; crediting of eight supplemental retirement "points" to be added, at his election, to his credited years of service or his age under the Pension Plan; office and secretarial support for a two-year period; transfer of a club membership; and certain retiree medical benefits. Under the Consulting Agreement, Mr. Benninger will provide certain consulting services to the Company through December 31, 1999. For his services, Mr. Benninger will receive a consulting fee of $175,000, reimbursement of certain membership dues and certain tax planning services.

Valero has entered into Management Stability Agreements ("Stability Agreements") with various key executives, including Messrs. King and Gibbons. These agreements are intended to assure the continued availability of these executives in the event of certain transactions culminating in a "change of control" of Valero. Under the Stability Agreements, in the event Mr. King or Mr. Gibbons is terminated within two years after a change of control or divestiture transaction has occurred, and termination is not voluntary or the result of death, permanent disability, retirement or certain other defined circumstances, the executive would be entitled to receive (i) a lump sum cash payment equal to two times the highest annual compensation paid to such executive during the prior three-year period, and (ii) the continuation of life, disability and health insurance coverages for two years. The executives would also be entitled to accelerated vesting of all previously granted stock options, SARs and restricted stock.

Valero has entered into an Employment Agreement with Mr. Greehey. The agreement became effective July 31, 1997 and has an initial term of two years, which may be extended on a month-to-month basis thereafter. Under the agreement, Mr. Greehey agrees to serve as Chief Executive Officer of Valero and receives a base salary of $900,000 per annum, subject to possible increase adjustments by the Valero Board. The agreement also provides for Mr. Greehey to receive an annual bonus in an amount to be determined by the Board. During his employment, Mr. Greehey would also receive reimbursement for certain club membership dues and fees, tax planning services and a permanent life insurance benefit. In the event Mr. Greehey dies during employment, his base salary shall be paid to his beneficiaries or estate for the remainder of the agreement period.

The agreement provides that Mr. Greehey may retire at any time upon 90 days prior notice. Upon his retirement from employment, Mr. Greehey has agreed to continue to serve at the discretion of the Board as Chairman of the Board for two additional years at a rate of compensation equal to one-half of his base salary at the time of his retirement. Upon his retirement, in addition to retiree medical and other benefits payable to retirees generally, Mr. Greehey would also receive credit for eight additional years of service for purposes of calculating his supplemental pension benefits under the SERP, vesting of outstanding derivative securities, office and secretarial facilities and $300,000 of permanent life insurance.

The Company may terminate Mr. Greehey's employment as Chief Executive Officer at any time upon 90 days notice. Unless such termination is for cause, Mr. Greehey would be entitled to receive a pro rata, lump sum cash settlement equal to the sum of (i) Mr. Greehey's base salary for the remaining term of the agreement, plus (ii) an amount equal to the highest annual bonus paid to Mr. Greehey during the preceding five years. If Mr. Greehey's employment is terminated by the Company, he would not be entitled to serve as Chairman or to receive the compensation specified for such service. However, if Mr. Greehey retires and commences service as Chairman of the Board, and is then removed from such position by a majority of the remaining Board members, he would be entitled to receive the balance of the two years compensation for serving as Chairman of the Board. The Employment Agreement provides that if Mr. Greehey receives a cash payment thereunder, and such payment is determined to be subject to the excise tax required for certain "excess parachute payments," then he shall receive a cash bonus to cover the amount of any such excise tax payable, plus any taxes on such bonus amount. In addition, amounts which he may receive under his Severance Agreement shall be credited against amounts payable under his Employment Agreement.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

See "Executive Compensation" and "Arrangements with Certain Officers and Directors" for a discussion of compensation paid to certain officers and directors.

Except as referenced above, no executive officer, director or nominee for director of Valero has been indebted to the Company, or has acquired a material interest in any transaction to which the Company is a party, during the last fiscal year.

PROPOSAL NO. 2.  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board requests stockholder approval of the following resolution adopted at the Board meeting held on February 25, 1999, appointing Arthur Andersen LLP, 70 N.E. Loop 410, San Antonio, Texas 78216, as independent public accountants for the Company for the year 1999. Arthur Andersen LLP has served continuously in such capacity for Old Valero and the Company since 1979.

         RESOLVED, that the appointment of the firm of Arthur Andersen LLP, Certified Public Accountants, as the independent auditors for the Company for the purpose of conducting an examination and audit of the financial statements of Valero and its subsidiaries for the fiscal year ending December 31, 1999, is hereby approved and ratified.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

Passage of the proposal requires approval of a majority of the shares represented and entitled to vote at the Annual Meeting. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select other independent public accountants for the following year. Because of the difficulty and expense of making any substitution of accountants so long after the beginning of the current year, it is contemplated that the appointment for the year 1999 will be permitted to stand unless the Board finds other good reason for making a change.

A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representative may also make a statement if he or she desires to do so.

PROPOSAL NO. 3.  OTHER BUSINESS

If any matters not referred to in this Proxy Statement properly come before the Annual Meeting, a majority of the persons named in the proxy (or, if one such person acts, then that one) may vote the shares represented by proxy in accordance with their best judgment. The Board was not aware at a reasonable time before solicitation of proxies began of any other matters that would be presented for action at the meeting.

STOCKHOLDER PROPOSALS

Under Valero's By-Laws, stockholders intending to bring any business before an Annual Meeting of Stockholders, including nominations of persons for election as directors, must give prior written notice to the Corporate Secretary regarding the business to be presented or persons to be nominated. The notice must be received at the principal executive office of Valero within the specified period and must be accompanied by the information and documents specified in the By-Laws. A copy of the By-Laws may be obtained by writing to the Corporate Secretary of Valero.

The foregoing provisions of the By-Laws do not affect any stockholder's right to request inclusion of proposals in the Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. Rule 14a-8 of the federal proxy rules specify what constitutes timely submission for a stockholder proposal to be included in the Company's proxy statement. If a stockholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company's By-Laws. A copy of these procedures is available upon request from the Corporate Secretary of the Company, P.O. Box 500, San Antonio, Texas, 78292-500. One of the procedural requirements in the Company's By-Laws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice must be received not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. It should be noted that those By-Law procedures govern proper submission of business to be put before a stockholder vote and do not preclude discussion by any stockholder of any business properly brought before the annual meeting. Under the SEC's proxy solicitation rules, to be considered for inclusion in the proxy materials for the 2000 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporate Secretary at Valero's principal executive office by November 25, 1999.

Valero will consider recommendations by stockholders for directors to be nominated at the 2000 Annual Meeting of Stockholders. Recommendations must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee's qualifications can be made. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the Proxy Statement, if nominated, and to serve as a director, if elected. Recommendations received in proper order by the Corporate Secretary at Valero's principal executive office at least six months prior to the 2000 Annual Meeting of Stockholders will be referred to, and considered by, the Executive Committee or, if appointed, a Nominating Committee.

Stockholders are urged to review all applicable rules and, if questions arise, to consult their own legal counsel before submitting a nomination or proposal to Valero. No stockholder recommendations or proposals were received within the required period before the Annual Meeting.

MISCELLANEOUS

Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 1998, are contained in the Company's Annual Report on Form 10-K which is included with this Proxy Statement.

Valero's Annual Report to Stockholders for the fiscal year ended December 31, 1998, has simultaneously been mailed to stockholders entitled to vote at the Annual Meeting. The Annual Report is not to be treated as a part of the proxy materials.

Harris Trust and Savings Bank, Chicago, Illinois, serves as transfer agent, registrar and dividend paying agent for Valero's Common Stock. Correspondence relating to any stock accounts, dividends or transfers of stock certificates should be addressed to:

Harris Trust and Savings Bank
Communications Team
P.O. Box A3504
Chicago, Illinois 60690-3504
(312) 360-5261


                                            By order of the Board of Directors,



                                            Jay D. Browning
                                            Corporate Secretary


San Antonio, Texas
March 25, 1999